(i)	On October 15, 2003,
PricewaterhouseCooper
s LLP resigned as the
independent
accountants of the
Saffron Fund, Inc.
(ii)	The reports of
PricewaterhouseCooper
s LLP on the financial
statements for the past
two fiscal years
contained no adverse
opinion or disclaimer of
opinion and were not
qualified or modified as
to uncertainty, audit
scope or accounting
principle.
(iii)	In connection with its
audits for the two most
recent fiscal years and
through October 15,
2003, there have been
no disagreements with
PricewaterhouseCooper
s LLP on any matter of
accounting principles or
practices, financial
statement disclosure, or
auditing scope or
procedure, which
disagreements if not
resolved to the
satisfaction of
PricewaterhouseCooper
s LLP would have
caused them to make
reference thereto in
their report on the
financial statements for
such years.
(iv)	During the two most
recent fiscal years and
through October 15,
2003, there have been
no reportable events (as
defined in Regulation S-
K Item 304(a)(1)(v)).
(v)	The Registrant has
requested that
PricewaterhouseCooper
s LLP furnish it with a
letter addressed to the
SEC stating whether or
not it agrees with the
above statements. A
copy of such letter,
dated January 29, 2004,
is filed as an Exhibit to
Item 77K of this Form
N-SAR.
(vi)	      On November 24, 2003,
the Fund engaged
KPMG LLP as its new
independent
accountants.  During
the Fund's two most
recent fiscal years and
through November 24,
2003, the Fund did not
consult with KPMG LLP
with respect to the
application of
accounting principles to
a specified transaction,
either completed or
proposed, or the type of
audit opinion that might
be rendered on the
Fund's financial
statements, or any other
matters that were the
subject of either a
disagreement or
reportable event as set
forth in Items
304(a)(1)(iv) and (v) of
Regulation S-K.